•	Ernst & Young LLP	•	Phone: (412) 644-7800
	2100 One PPG Place		www.ey.com
Pittsburgh, Pennsylvania 15222

February 6, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of the Form 8-K dated February 9, 2004, of Champion Industries, Inc. and are in agreement with the statements contained in the first paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.